EXHIBIT 10.16

May 8, 2006

Cortez Exploration, LLC

Mr. O. F. Duffield, Manager

16786 Kincheloe Rd.

Siloam Springs, AR 72761

RE:	Participation Agreement,
Gabbs Valley Prospect,
Nye & Mineral Counties, Nevada

Dear Mr. Duffield:

This letter is to confirm Empire’s decision to commit to forty-five (45%) percent of the cost of a 5,000’ test well to be known as the PetroWorld Cobble Cuesta 1-12-T12N-R34E, Nye County. In return for paying forty-five (45%) percent of the cost of this test well Cortez will assign to Empire a thirty (30%) percent interest in the oil and gas leases listed on Schedule “A” attached to and made a part of this letter.

Empire also agrees to pay Cortez the Sum of Six Hundred and Seventy-Five Thousand ($675,000) dollars for its share of the lease costs. Such payment to be made prior to the commencement of drilling operations or by August 1, 2006, whichever first occurs.

Empire agrees that all drilling and production operations shall be carried out pursuant to the terms of the Cobble Cuesta (formerly Gabbs Valley Unit) Unit No. N-78845X and the Operating Agreement attached as Schedule “D” in the Cortez-PetroWorld Letter Agreement dated April 15, 2005, attached hereto as Schedule “B”.

After the signing of this instrument and all obligations are met, the ownership of the Oil & Gas Leases will be PetroWorld 30%; Empire 40%; Cortez 30% subject to the A.M.I. and royalties set out in Schedule “A” of the agreement. Any lease rentals that might become due prior to PetroWorld’s and Empire’s earning an interest shall be paid by PetroWorld 30%, Empire 40%, and Cortez 30%.

This agreement inures to the heirs, administrators, successors, and beneficiaries.

If this letter meets with your understanding of our agreement please sign and return one copy to the undersigned.

Yours very truly,

A. E. Whitehead

President

Agreed to this 11TH day of May, 2006

Cortez Exploration, LLC

By:	/s/ O. F. Duffield
O. F. Duffield, Manager